Exhibit 4.3

KongZhong Corporation
(the “Company”)

WRITTEN RESOLUTION OF THE BOARD OF DIRECTORS PASSED ON DECEMBER 27th, 2004.

The undersigned, being the Directors of the Company for the time being, have noted that the Company was incorporated on May 6, 2002 and has reviewed copies of the Certificate of Incorporation and Memorandum and Articles of Association of the Company, together with a copy of the appointment of the Directors by a resolution of the Subscriber to the Memorandum of Association of the Company.

1.	Investment in eFriendsNet Entertainment Corporation

IT IS RESOLVED that the Company be and is hereby authorized to purchase from eFriendsNet Entertainmnt Corporation (“eFriend”), subject to the terms and conditions as set forth in the Stock Subscription Agreement attached hereto as Exhibit 1, Four Hundred Fifty Four Thousand Five Hundred Fourty Five (454,545) shares of the Series A Preferred Shares of eFriend for an aggregrate purchase price of five hundred dollars ($500,000).

IT IS RESOLVED that the each of Chief Executive Officer, the President and the Chief Financial Officer of the Company be authorized and directed to jointly or severally execute and deliver the Stock Subscription Agreement and all ancillary documents.

2.	Participation in the establishment of

IT IS RESOLVED that the Company be and is hereby authorized to cause to participate in the formation, and invest RMB Nine Hundred and Eighty Thousand (RMB980,000) in the registered capital, of (“NewCo”).

IT IS RESOLVED that the each of Chief Executive Officer, the President and the Chief Financial Officer of the Company be authorized and directed to jointly or severally execute and deliver all documents necessary for the registration of NewCo.

3.	Change the title of the Communication Over The Air Inc. 2002 Equity Incentive Plan

IT IS RESOLVED that the title of the Company’s equity incentive plan, Communication Over The Air 2002 Equity Incentive Plan, be changed to KongZhong Corporation 2002 Equity Incentive Plan, effective on the date hereof.

4.	Approval of the Internal Disclosure Controls and Procedures

IT IS RESOLVED that the Internal Disclosure Controls and Procedures attached hereto as Exhibit 2 be hereby approved and shall become effective as of the date of this Resolution and the Company is hereby authorized and directed to implement, and act in accordance with, the Internal Disclosure Controls and Procedures.

/s/ Zhou, Yunfan

Zhou, Yunfan, Director

/s/ Nick Yang

Nick Yang, Director

/s/ Charlie Shi

Charlie Shi, Director

/s/ Fan Zhang

Fan Zhang, Director

/s/ Yongqiang Qian

Yongqiang Qian, Director

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